[LOGO]  PAR PHARMACEUTICAL





Contact:                                                    Exhibit 99.1
Stephen J. Mock
Vice President, Corporate Affairs
Par Pharmaceutical Companies, Inc.
(201) 802-4000

                    PAR PHARMACEUTICAL REPORTS THIRD-QUARTER
                               SALES AND EARNINGS

           PAR REPORTS THIRD-QUARTER TOTAL REVENUES OF $151.6 MILLION;
                 BASE BUSINESS GROWS 31 PERCENT TO $92.8 MILLION
                                       ---
    COMPANY ACHIEVES THIRD-QUARTER ADJUSTED NET INCOME OF $16.2 MILLION, AND
             ADJUSTED DILUTED EPS OF $.48, EXCLUDING NON-CASH CHARGE
                                       ---
            PAR ANNOUNCES PLANNED SUBMISSION TO FDA OF REQUESTED DATA
                      IN SUPPORT OF ANDA FOR CLONIDINE TDS


SPRING VALLEY, NEW YORK, OCTOBER 28, 2004 - Par Pharmaceutical Companies, Inc. (NYSE:PRX) today reported total revenues of $151.6 million for the third quarter ended October 3, 2004. Par reported a net loss in the quarter of $35.1 million, or $1.03 loss per diluted share. This result includes a non-cash charge of $84.0 million, or $51.2 million after tax, for the write-off of in-process research and development (IPR&D) in connection with the purchase of Kali Laboratories, Inc., which was completed on June 9, 2004. A valuation was performed by independent specialists to determine the fair value of the underlying assets acquired and liabilities assumed. Based on that fair value, $84.0 million of the purchase price was determined to be associated with R&D projects, which were in-process, but not completed, as of the acquisition date, and was therefore written off to IPR&D. Excluding this non-cash charge, adjusted net income was $16.2 million and adjusted diluted earnings per share were $.48. This is compared with reported revenues of $216.6 million, net income of $38.7 million, and diluted earnings per share of $1.11 for the same period a year ago.

"Par's comparative third-quarter results reflect the impact of last year's launch of paroxetine, and this year's significant increase in R&D," said Scott Tarriff, president and chief executive officer. "However, our base business growth was impressive and our megestrol franchise remained stable. Our increased investment in R&D demonstrates our commitment to building a company that can sustain growth for years to come. Par expects to introduce as many as two dozen new products between now and the end of 2005. Among these, we are especially excited about our new Megace(R) product, which will potentially represent Par's first entrant into the branded pharmaceutical arena."

                                                                      more...

Par currently has 43 regulatory filings awaiting approval by the U.S. Food and Drug Administration (FDA). This represents a record total for Par and includes 18 Abbreviated New Drug Applications (ANDAs) and 2 New Drug Applications (NDAs) submitted this year by Par, its partners, and Kali.

Par also announced today that its partner, Aveva Drug Delivery Systems, completed a 22-day adhesion and irritation study intended to support their previously filed ANDA for a clonidine transdermal patch. The study was conducted in response to a request from the FDA. Aveva believes the data from the study demonstrated that its transdermal patch is equivalent to the reference product on both parameters. The company expects to submit an amendment to their ANDA shortly. Clonidine TDS is a generic version of Boehringer Ingelheim's Catapres TTS(R), which is indicated for the treatment of hypertension. The product has annual U.S. sales of approximately $250.0 million.

THIRD-QUARTER REVIEW

Sales of paroxetine hydrochloride (HCl) immediate release tablets, the generic version of the antidepressant Paxil(R), were $26.9 million in the third quarter, compared to $95.5 million in the same period a year ago. Par's paroxetine HCl tablets are substitutable for Paxil(R) and are licensed from GlaxoSmithKline. Sales of fluoxetine, the generic version of Prozac(R), totaled $14.4 million in the quarter, compared with $26.1 million in 2003. Third-quarter sales of both products reflect the impact of increased generic competition and its corresponding effect on pricing and market share. In the quarter, sales of megestrol acetate oral suspension, the generic form of Megace(R), were $17.8 million. This is compared with sales of $22.5 million in 2003.

Third-quarter sales of Par's base business increased 31 percent to $92.8 million. The strong performance of the base business resulted, in part, from the second-quarter introduction of glyburide and metformin HCl tablets, the generic version of Glucovance(R), and the first-quarter introduction of mercaptopurine, the generic form of Purinethol(R).

Par's third-quarter gross margin was 39 percent, unchanged from the same period a year ago. Investment in R&D increased 151 percent from the same period a year ago to $17.1 million in the third quarter of 2004. The substantial increase in R&D reflects increased milestone payments to partners, the acquisition of Kali Labs, and a steadily increasing number of products in development.

Third-quarter selling, general and administrative (SG&A) expense increased 14 percent to $16.1 million. The increase in SG&A expense reflects the implementation of new information management systems, and additional personnel costs across various administrative functions. The megestrol acetate oral suspension product sampling program, and other marketing and promotional activities also contributed to the increase in SG&A expense during the quarter.

NINE-MONTH REVIEW

For the nine months ended October 3, 2004, total revenues increased 31 percent to $575.9 million, compared with $438.9 million for the same period in 2003. For the first nine months of 2004, Par reported net income of $25.0 million, and diluted earnings per share of $.71. Excluding the write-off of in-process R&D,

                                     Page 2                           more...

and a first-quarter, after-tax gain of $1.7 million, or $.05 per diluted share, associated with the sale of a company facility, net income was $74.5 million and diluted earnings per share were $2.13 for the first nine months of 2004. This is compared with reported net income of $84.3 million and reported diluted earnings per share of $2.45 for the same period a year ago. Excluding a charge associated with a retirement agreement, net income was $86.6 million and diluted earnings per share were $2.52 for the first nine months of 2003.

Key contributors to Par's sales growth for the first nine months of 2004 were paroxetine and the company's base business. For the first nine months, paroxetine sales increased 117 percent to $208.7 million, and base business sales grew 36 percent to $261.3 million.

For the first nine months of 2004, investment in R&D increased 88 percent to $33.7 million. The substantial increase in R&D underscores Par's commitment to identify, formulate and develop a continuing stream of new products.

Year-to-date, Par has repurchased 843,700 shares of its common stock at a total cost of $32.0 million. On April 29, 2004, Par announced that its Board of Directors had authorized the purchase of up to $50 million worth of the company's common stock.

SINCE THE END OF THE SECOND QUARTER OF 2004:

  o Par's Board of Directors adopted a stockholder rights plan designed to ensure that all Par stockholders receive fair and equal treatment in the event of an unsolicited attempt to acquire the company;

  o Par entered into a licensing agreement with developer Nastech Pharmaceutical Company, Inc. to market a calcitonin-salmon nasal spray. In February 2004, the FDA accepted for filing Nastech's ANDA for the product;

  o Par received from the FDA tentative approval of its ANDA for tramadol HCl and acetaminophen tablets, the generic version of Ultracet(R);

  o  Par's NDA for megestrol acetate oral suspension NanoCrystal(R) Dispersion
     (NCD) was accepted for filing by the FDA with a user fee goal date of April 29, 2005. The new NCD formulation represents a line extension of Par's currently marketed megestrol acetate oral suspension. NanoCrystal(R) Dispersion is a trademark of Elan Corporation, plc, Dublin, Ireland;

  o Par entered into a licensing agreement with developer NovaDel Pharma Inc. to market an aerosol nitroglycerin lingual spray. In June 2004, NovaDel submitted an NDA to the FDA seeking marketing clearance for the product;

  o Par placed 20th on FORTUNE MAGAZINE'S annual ranking of the nation's "100 Fastest-Growing Companies";

  o Par purchased 875,000 shares of common stock of New River Pharmaceuticals Inc. in an initial public offering. The purchase price was $8 per share and Par's investment represents an ownership position of 4.9 percent of the outstanding common stock of New River; and

  o Par commenced shipment of fluconazole tablets, the generic version of Diflucan(R).

                                     Page 3                         more...

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic pharmaceuticals through its principal subsidiary, Par Pharmaceutical, Inc., and its recently acquired subsidiary, Kali Laboratories, Inc. The company is also developing an additional line of branded pharmaceutical products for specialty markets and expects to introduce the first of these in 2005. Through its FineTech subsidiary, Par also develops and utilizes synthetic chemical processes to design and develop intermediate ingredients used in the production of finished products for the pharmaceutical industry. Par currently manufactures, markets or licenses more than 80 prescription drugs. For press release and other company information, visit http://www.parpharm.com.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting FDA filings and approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, uncertainty of patent litigation filed against us, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports.

                                    # # # # #

                                     Page 4                         more...

                                                 PAR PHARMACEUTICAL COMPANIES, INC.
                                                CONSOLIDATED STATEMENTS OF OPERATIONS
                                              (In Thousands, Except Per Share Amounts)


                                                                           NINE MONTHS ENDED                     THREE MONTHS ENDED
                                                           OCT. 3,            SEPT. 28,            OCT. 3,           SEPT. 28,
                                                            2004                 2003               2004               2003
                                                         --------------     ---------------    ----------------   ----------------
Revenues:
    Net product sales                                         $574,810            $424,418            $151,566           $214,933
    Other product related revenues                               1,054              14,490                   -              1,702
                                                         --------------     ---------------    ----------------   ----------------
Total revenues                                                 575,864             438,908             151,566            216,635
Cost of goods sold                                             373,461             237,709              92,832            131,709
                                                         --------------     ---------------    ----------------   ----------------
   Gross margin                                                202,403             201,199              58,734             84,926
                                                         --------------     ---------------    ----------------   ----------------

Operating expenses (income):
   Research and development                                     33,722              17,908              17,060              6,788
   In-process research and development                          84,000                   -              84,000                  -
   Selling, general and administrative                          49,676              44,246              16,128             14,141
   Gain of sale of facility                                     (2,812)                  -                   -                  -
   Settlements, net                                             (2,846)                  -                   -                  -
                                                         --------------     ---------------    ----------------   ----------------
      Total operating expenses                                 161,740              62,154             117,188             20,929
                                                         --------------     ---------------    ----------------   ----------------

      Operating income (loss)                                   40,663             139,045             (58,454)            63,997

Other expense, net                                                (130)               (145)                (55)              (101)
Interest (expense) income, net                                    (667)                474                 (94)               141

                                                         --------------     ---------------    ----------------   ----------------
Income (loss) before provision (credit) for income taxes        39,866             139,374             (58,603)            64,037
Provision (credit) for income taxes                             14,885              55,053             (23,518)            25,295
                                                         --------------     ---------------    ----------------   ----------------
Net income (loss)                                              $24,981             $84,321            ($35,085)           $38,742
                                                         ==============     ===============    ================   ================

NET INCOME (LOSS) PER SHARE OF COMMON STOCK:
   BASIC                                                         $0.73               $2.53              ($1.03)             $1.15
                                                         ==============     ===============    ================   ================
   Diluted                                                       $0.71               $2.45              ($1.03)             $1.11
                                                         ==============     ===============    ================   ================

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING:
   BASIC                                                        34,225              33,269              33,958             33,758
                                                         ==============     ===============    ================   ================
   Diluted                                                      35,027              34,368              33,958             35,004
                                                         ==============     ===============    ================   ================

====================================================================================================================================
COMPARATIVE ADJUSTED FOR IN-PROCESS RESEARCH AND DEVELOPMENT, GAIN ON SALE OF FACILITY AND RETIREMENT CHARGES
====================================================================================================================================

Net income (loss) as reported above                            $24,981             $84,321            ($35,085)           $38,742
   In-process research and development, net of tax              51,240                   -              51,240                  -
   Gain of sale of facility, net of tax                         (1,715)                  -                   -                  -
   Retirement charges, net of  tax                                   -               2,246                   -                  -
                                                         --------------     ---------------    ----------------   ----------------
NET INCOME                                                     $74,506             $86,567             $16,155            $38,742
                                                         ==============     ===============    ================   ================

NET INCOME PER SHARE OF COMMON STOCK:
   BASIC                                                         $2.18               $2.60               $0.48              $1.15
                                                         ==============     ===============    ================   ================
   Diluted                                                       $2.13               $2.52               $0.48              $1.11
                                                         ==============     ===============    ================   ================
